Republic Airways Reaches Tentative Agreement with Its Pilot Union

INDIANAPOLIS--(BUSINESS WIRE)--Feb. 14, 2014-- Republic Airways Holdings (NASDAQ: RJET) today announced that it has reached a Tentative Agreement (TA) on a new four-year contract with the International Brotherhood of Teamsters (IBT) Local 357. Local 357 represents more than 2,200 pilots for sister companies Chautauqua Airlines, Republic Airlines and Shuttle America.
The proposed contract includes increases in pay that will place Republic pilots at or near the top of its airline peers. It also includes improvements in work rules, quality of life enhancements and more flexibility in scheduling as well as a significant signing bonus if ratified. The TA still must be presented to union members for review and a formal ratification vote, which is expected in March.
“We are extremely pleased that we have, at long last, reached a new working agreement that recognizes the significant contributions our pilots make to our continued success. Every day, our flight crews deliver on Republic’s brand promise of providing the safest and most reliable flight service for our major airline partners,” said Republic Airways Executive Vice President and Chief Operating Officer Wayne Heller. “This TA has the economics that make it possible for the Company to provide our pilots with an industry-leading working agreement, while at the same time allowing Republic to remain competitive as we pursue new business opportunities.”
Captain David Bourne, Director of IBT’s Airline Division, commented, “This agreement reflects a hard-earned and well deserved achievement for the enhancement of pay and work conditions for the Republic pilot group.”
“At a time when many of our competitors are moving in the opposite direction on pilot compensation, we are thrilled that Republic is able to significantly improve the wages and benefits of the more than 2,200 women and men who safely fly more than 1,300 daily scheduled flights for our major airline partners,” said Bryan Bedford, Chairman, President and Chief Executive Officer of Republic Airways. “In August of this year, we will celebrate 40 years of commercial flight. So it is especially gratifying at this important milestone that we can recognize and thank our pilots for their contribution in maintaining our perfect passenger safety record for four decades.”
“This TA reflects the dedication and hard work of the Union and the Company’s negotiating committees," Heller said. “We thank the Union representatives for their professionalism and commitment in reaching this agreement.”
Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of approximately 250 aircraft and offer scheduled passenger service on over 1,350 flights daily to more than 110 cities in the U.S., Canada and the Bahamas through fixed-fee flights operated under our major airline partner brands, including American Eagle, Delta Connection, United Express, and US Airways Express. The airlines currently employ about 6,000 aviation professionals. For more information on Republic Airways, please visit our website at www.rjet.com.
Source: Republic Airways Holdings
Republic Airways Holdings
Peter Kowalchuk, 317-471-2470

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